Exhibit 99.2

OPTICAL CABLE CORPORATION

Fourth Quarter Earnings Conference

January 30, 2006, 1:00 p.m. EST

Financial Relations Board

Moderator: Marilynn Meek

Operator	Good morning, ladies and gentlemen, thank you for standing by. Welcome to the Optical Cable’s fourth quarter earnings conference call. At this time all participants are in a listen-only mode. Following today’s presentation, instructions will be given for the question and answer session. If anyone should require operator assistance during the conference, please press the star key followed by the zero. As a reminder, this conference is being recorded today. Monday, January 30 of 2006.

I would now like to turn the conference over to Marilynn Meek of the Financial Relations Board. Please go ahead.

M. Meek	Good afternoon and thank you all for participating in Optical Cable’s fourth quarter and fiscal year 2005 conference call. By this time everyone should have obtained a copy of the earnings release. However, if you haven’t, please call my office at Financial Relations Board at 212-827-3777, and we’ll fax or email a copy to you immediately.

On the call with us today is Neil Wilkin, Chairman of the Board, President and Chief Executive Officer of Optical Cable Corporation, as well as other members of the senior management team.

Before we begin, I’d like to remind everyone this call may contain forward-looking statements that involve risks and uncertainties. The actual future results of Optical Cable Corporation may differ materially due to a number of factors including but not limited to those set forth in detail in the forward-looking statement section of last week’s press release. These cautionary statements apply to the contents of the internet webcast on www.earnings.com as well as today’s call.

I’d like to now turn the call over to Neil Wilkin. Neil, please begin.

N. Wilkin	Thank you, Marilynn, and good afternoon, everyone. Joining me here today at Optical Cable Corporation’s offices are Tracy Smith, our Chief Financial Officer; Luke Huybrechts, our Senior Vice President of Operations; and Charlie Carson, our Senior Vice President of Marketing and Sales.

We’ll begin with a brief overview of fiscal year 2005. We will then review the financial results for the fourth quarter and the fiscal year ended October 31, 2005 in greater detail. Then we will provide a few comments with respect to fiscal year 2006 and finally we’ll answer as many of your questions as we can.

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Fiscal year 2005 was a growth year for Optical Cable Corporation. During 2005 your Optical Cable team grew net sales 6.2%, increased gross profits by 6.8% and increased net income over 56% to 20 cents per share. The year marked our second consecutive year of increases in each of these key financial measures and our fourth consecutive year of increases in net income and earnings per share.

Additionally, we continue to have no borrowings under our bank credit facility as we fund all of our cash requirements through operating cash flows and cash reserves.

As expected, 2005 was also a building year for Optical Cable as we took actions that we believe will contribute to increased long term shareholder value. We increased our capital expenditures to $2.3 million or by 82% over fiscal 2004 as we upgraded equipment, added new capabilities and at year end began to roll out portions of our new ERP system. Expenditures were focused on process and systems improvements we believe will allow us to support future growth.

We made a number of key hires in our technology and engineering group, building our capabilities to refine our existing products and develop new ones. Our overall headcount increased approximately 7.3% during the year.

We achieved U.S. Department of Defense qualifications as a supplier of MIL-PERFORMANCE-85045/8A military ground tactical fiberoptic cable. To our knowledge, we are the only qualified supplier of this product. We earned a MIL-STANDARD-790F certification of our manufacturing facility from the U.S. Department of Defense, one of the most respected certifications in the defense industry.

In October 2005, immediately following our fiscal year end 2005, Optical Cable was awarded a 5 year IDIQ, indefinite delivery/indefinite quantity contract with the U.S. Army Communications and Electronics Command also known as CECOM, to provide ground tactical fiber optic cable assemblies to the U.S. military. The assemblies we deliver to CECOM will be made with our military ground tactical fiber optic cable and with military fiber optic connectors provided by a long time connectivity partner. At this point the only required purchase by CECOM is valued at $884,000, a purchase we expect to ship in the second fiscal quarter of 2006. However, if fully exercised, the contract has an approximate value of $5.1 million over 5 years.

Our progress to date has been reflected in our stock price. The total shareholder return on our common stock which closed at $6.03 per share on October 31, 2005 was 35% during fiscal 2005 compared to a 10% return on the Russell 2000 Index during the same period.

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Now let’s review some specifics regarding our fourth quarter and fiscal 2005 financial results. We reported net income of $1.2 million or 20 cents per basic and diluted share, an increase of 56.2% compared to $750,000 or 13 cents per basic and diluted share for the same period last year.

For our fourth quarter ended October 31, 2005, we reported net income of $195,000 or 3 cents per basic and diluted share compared to net income of $331,000 or 5 cents per basic and diluted share for the same period last year.

The lower earnings during Q4 2005 were attributable to lower than expected gross profit margins as we will discuss in greater detail in a moment.

Net sales for fiscal 2005 increased 6.2% to $45.9 million from $43.2 million for fiscal year 2004. Net sales in the United States for fiscal year 2005 grew 10.7% to $39 million compared to $35.2 million while net sales outside the United States decreased 13.5% to $6.9 million compared to $8 million last year.

While net sales in the U.S. grew as expected, net sales outside the U.S. fell short due to a number of factors including the fact that one large customer outside the United States due to budgetary constraints did not purchase fiber optic cable from us at the same level as in prior years.

Net sales for the fourth quarter of fiscal year 2005 decreased slightly to $11.8 million from $11.9 million for the comparable period last year. Sequentially net sales for the fourth quarter of fiscal 2005 increased 4% compared to net sales of $11.3 million for the third quarter of fiscal 2005.

During fiscal year 2005 we did not experience the same seasonality pattern in net sales as experienced by us in fiscal years 2004 and 2003 and as previously expected during fiscal 2005. Specifically we typically expect net sales to be relatively lower in the first half of each fiscal year and relatively higher in the second half of each fiscal year. We believe the lack of seasonality pattern in 2005 is probably due to the timing of larger projects which this year were weighted more heavily during the first half of the year. At this time we have not yet determined whether we’ll see a return to a more typical seasonality pattern in fiscal year 2006.

The Company’s gross profit increased 6.8% to $17.8 million in fiscal year 2005 from $16.7 million in 2004. Gross profit margin or gross profit as a percentage of net sales increased slightly to 38.9% for the year from 38.6% for 2004.

Gross profit margin for the fourth quarter of the year was 35.9% compared to 36.1% for the fourth quarter of fiscal year 2004.

While our gross profit margin percentage was down in the fourth quarter compared to the first 3 quarters, we do not believe this indicates a trend

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towards lower gross profit margins generally. Our gross profit margin percentages are heavily dependent upon the product mix sold on a quarterly basis and may deviate from expectations based on unexpected changes in product mix. Other factors that affect our gross profit margins include plant efficiencies and overtime as well as variations in distributor rebates payable that we accrue during each quarter based on estimated distributor purchase levels. These factors impacted our gross profit margin in Q4 2005.

SG&A expenses for fiscal 2005 increased 3.7% to $16 million from $15.5 million for fiscal 2004. Contributing to the net increase in SG&A expenses for the year were increases in sales commissions, other compensation including equity compensation intended to drive growth, legal and professional fees and product qualification certification costs including costs associated with our previously announced MIL-STANDARD-790F facility certification and MIL-PERFORMANCE-85045/8A military ground tactical fiber optic cable qualification by the U.S. Department of Defense.

SG&A expenses as a percentage of net sales were down to 34.9% in fiscal year 2005 compared to 35.8% in 2004.

SG&A expenses for the fourth quarter of fiscal year 2005 increased 3.7% to $4 million from $3.8 million for the comparable period last year. This compares to quarterly SG&A expenses ranging from $3.7 million to $4.2 million for the first 3 quarters of fiscal year 2005. Contributing to the net increase in SG&A expenses for the quarter compared to the same period last year were increases in legal and professional fees, costs related to the company’s ERP system implementation, travel expenses and compensation expenses.

In September 2005 the Securities and Exchange Commission again extended the deadline for compliance with Section 404 the Sarbanes-Oxley Act of 2002 for non-accelerated filers for one additional year. Our new compliance date has been extended to fiscal year 2007. Additionally, in December 2005, the SEC Advisory Committee on Smaller Public Companies published its recommendations with respect to the extent smaller public companies would be required to comply with Section 404 of Sarbanes-Oxley. We will continue to monitor the evolving recommendations regarding the applicability of Section 404 to us and adjust our activity in this area as we deem appropriate.

As of the end of fiscal year 2005 we had a cash balance of approximately $3.3 million with no outstanding debt on our bank line of credit and with approximately $10.1 million unused and available.

There are a couple of other matters that I’d like to call to your attention. First, we continue to look for opportunities to partner with companies whose products complement our fiber optic cable offering, allowing us to match the best fiber optic cable products with the best complementary products for our

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customers’ applications. As part of this strategy during the year we agreed to extend a loan to an unaffiliated start up connector company specializing in the design, manufacture and sale of connectors and cable assemblies. The loan and the related equity purchase rights we received in connection with the loan are designed to provide us with an option to expand our product line offering and market segments in which we currently sell fiber optic cable products. We will continue to work with selected connectivity partners in an effort to always provide a best in class solution for our customers.

Finally, we believe it’s important that your management team share risks with you, our investors. Recently the compensation committee of the Board of Directors took another step towards insuring this alignment of risks. The compensation committee adopted an equity ownership and a retention policy for the senior staff. This policy requires each senior staff member to accumulate over a set period of time and retain a minimum value of shares of Optical Cable Corporation’s common stock and also retain a minimum percentage of shares of Optical Cable’s common stock awarded to them under any stock incentive plan. We believe this policy will ensure the senior staff has wealth at risk in Optical Cable’s common stock and will further align the interest of the management team with those of the shareholders.

To wrap up, we have a few comments about the coming year, fiscal 2006. While Optical Cable Corporation, like a number of other companies, does not provide specific earnings guidance, to the extent we are able, we continue to provide certain information that we believe gives you a sense of Optical Cable Corporation’s direction.

During the coming year your management team will continue to execute the strategy plan that’s provided increased shareholder value to date. We will work towards growing net sales and increasing our net income for fiscal 2006. While we cannot speak to net sales or earnings in any one quarter, as financial results from fiscal quarter to fiscal quarter will likely vary as a result of market conditions, the timing of customer projects, product mix sold and other factors during any quarter. Despite these variations, we believe we will see mid to high single digit growth in net sales this year as a whole and believe that we are well positioned to grow net income for the year as a whole as well.

We also plan to continue to upgrade our equipment and systems as appropriate and to proceed to integrate our new ERP system. We have budgeted $3.5 million in capital expenditures for fiscal year 2006 and expect to fund expenditures again through operating cash flows and existing cash reserves.

Your management team worked hard to improve financial results in fiscal 2005 and will continue to work towards future growth in fiscal 2006. We still have a lot of work to do and despite quarter-to-quarter variability in our results, we believe we continue to be well positioned for the longer term.

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Now we are happy to answer as many of your questions as we can. Marilyn, if you’d please indicate of have the operator indicate the instructions for participants to call in their questions, I’d appreciate it.

M. Meek	As in the past we are taking question only from analysts and fund investors. In the interest of time, each person wishing to ask a question will be permitted initially two questions. We will allow additional questions if there is time. Operator, if could you give the dial-in instructions, I’d appreciate it.

Operator	Thank you. Ladies and gentlemen, if you do have a question, please press the star key followed by the 1 on your pushbutton phone. If you would like to decline from the polling process, please press the star key followed by the two. You will hear a three-toned prompt acknowledging your selection. If you are on speakerphone you must lift the handset before pressing the numbers. One moment, please.

Our first question comes from Steven Schloff with Terranova Corporation. Please go ahead.

S. Schloff	Good afternoon. First question regarding inventory, the number sticks out like a sore thumb. What happened and when do you expect this number to be resolved?

N. Wilkin	Sure. We have seen our inventories fluctuate from quarter-to-quarter. We do try to target a standard value of inventory on a finished goods side but as we change processes we’ve seen some variability. We saw a little bit of a decrease I guess from what we had at the end of the third quarter although there was a slight increase in finished goods. And so we’ve monitored that but we really don’t think it has much significance with respect to what we’re seeing as far as forward load. Our forward load generally has been relatively consistent but we do have this variability based on what shipments we have during any quarter and what the inventory values end up being at the end of that quarter.

We could see a slight increase in inventory in the first quarter relative to the finished goods and we may also see some increases with work in process as we’re changing some of our systems and some of our product flows.

S. Schloff	So, would you characterize the overall number as within the normal range at end of the year?

N. Wilkin	The finished goods number is within a normal range. The work in process I think as we start changing some of our processes and product flow in the plant, we’re going to see some variability there and it may take a little while for that to settle down as we make some of those changes.

S. Schloff	The second question, this is regarding the stock and not so much about the

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company. I don’t mean to be cruel about this but what’s the point of being an independent public company with a $30 million market cap? Is there any action you think you can take? Cost, overhead and reporting compliance these days must be enormous relative to net. Do you see any future with the company other than maintaining its independent status?

N. Wilkin	Well at this point we’ve really been trying to focus on growing the Company. We’ve looked at, as you would expect any board to do, we’ve looked at the pros and cons of being a public company. One of the things I was very committed to and the team was very committed to once the Company came through some harsher times about 3 years ago was making sure that we returned some of that value to the shareholders. At that point you could have seen and you might see with other companies where the value goes way down and the company is taken private. It was important for me and for the team to not only turn the Company around but return some of that value to shareholders and we really think we’ve done that.

Being a public company is more expensive but we also are constantly looking at what are our prospects and the advantages that you have with being a public company that help execute the strategy that we’ve laid out. And I think over the next couple of years we’ll see whether or not, and we’ll constantly evaluate as appropriate, but we’ll see what makes the most sense to create the most value for our shareholders. But that’s really the focus on it.

Whenever you take a company private there’s a risk that the shareholders don’t participate in the upside that can be created and we’re focused on making sure we deliver value to our shareholders to the extent possible.

S. Schloff	All right, thank you.

N. Wilkin	It’s a good question. I bet you could ask probably another 2,000 companies that same question.

Operator	Thank you. Our next question comes from Richard Dearnley with Longport Partners. Please go ahead.

R. Dearnley	Good afternoon. Is the connector company that you invested in, the one that you referenced earlier in the discussion that you’ve had the long term relationship with?

N. Wilkin	No, it is not.

R. Dearnley	Okay. Pursuant to the previous question, I’m new to your company but a 15% return on equity is $4 million plus of net income. Assuming you know 15 is a nice round number for a competitive return, is your business either big enough or profitable enough to get there in a reasonable period of time?

N. Wilkin	We believe in the longer term that it is. I think the other thing we consider

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when you’re doing that calculation is we’ve had some changes in our equity because of the past structure of the Company that ended up impacting that, but at least the denominator in that calculation. But we have a path where we’ve been increasing earnings and we believe that’s going to accelerate as sales increase and we’ve been making improvements that will allow us to realize long term growth in our core business as well as look for opportunities to expand into complementary businesses.

And so at this point we believe that we will get to more reasonable returns for our shareholders in the next couple of years. But I don’t think the returns that people are seeing with respect to Optical Cable are low relative to what you’re seeing in the industry. I think that’s the other thing to keep in mind.

R. Dearnley	Well the tech boom of the late that sort of ended in ‘00 created a great deal of excess capacity in lots of technology industries. So there’s kind of more supply than there is demand in lots of niches which generally means lots of companies don’t earn a competitive return.

N. Wilkin	I mean obviously the fiber optic cable industry was hit worst than most.

R. Dearnley	Right.

N. Wilkin	We were pretty fortunate in the fact that we’ve been able to maintain profitability in the face of losses by our competitors and while the industry is starting to turn around, we’ve also made investments that while we believe those have sacrificed some short term return for our investors, it also ensures a longer term value for our investors and that’s what we focused on providing.

R. Dearnley	Good. Well thank you very much.

N. Wilkin	Thank you.

Operator	Thank you. Our next question comes from Kevin Wenck with Polynous Capital Management. Please go ahead.

K. Wenck	Good morning, Neil.

N. Wilkin	Good morning, Kevin, how are you?

K. Wenck	Good. Sorry, I missed about the first 15 minutes of the call and I’m not going to ask you questions that I imagine might have been covered on that. But the question of the caller 2 questions ago about returning more to the shareholders or creating more shareholder value. Historically with your somewhat minimal cap ex needs at reasonable levels of profitability, you’ve had decent cash flows on top of what you’ve had to spend on cap ex. At what point might you consider a dividend?

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N. Wilkin	We have talked about that as well. At this point it’s not that we have significant cash reserves. I guess at the end of the quarter and correct me if I’m wrong, Tracy, it’s about $3.3 million, and that would be something we could do. I guess my thought is that with dividends you create an expectation of something that’s going to continue into the future. To pay a significant dividend would involve maybe borrowing some money and to the extent that we’re giving money back to the shareholders if we ever decide to do that in a very direct way rather than through a return in appreciation of the shares, I think that it’s legitimate to look at stock repurchases in lieu of dividends. Obviously we consider and the Board considers all those options on a regular basis as it makes sense.

So I guess what I’m saying is I wouldn’t rule it out and obviously we consider those options but there’s no current plans to pay any dividends.

K. Wenck	Twenty cents a share, which would be close to a 4% yield would only be about $1.1 million a year. Traditionally with what your cap ex needs have been, you potentially would have that available. A question about cap ex and I’m sorry if this may have already been asked, but what’s the preliminary budget for this current fiscal year?

N. Wilkin	$3.5 million.

K. Wenck	That takes away a lot of excess cash flow this year. [laughter]

N. Wilkin	It does.

K. Wenck	Okay I’m going to listen to the replay and if I have any more questions I’ll give you a call later on.

N. Wilkin	Please do.

K. Wenck	Thanks, Neil.

N. Wilkin	Kevin, thank you for your suggestion. I appreciate your comment about dividends.

Operator	Our next question comes from Hunter Reichert with Harren Equity Partners. Please go ahead.

H. Reichert	Hi, guys, just 2 quick questions. I guess as a follow up to the cap ex question, not only is it going to consume ... I mean your free cash flow next year will be negative if I read all these numbers right. Your operating profitability was $1.8 million, add back, I don’t know the exact deprecation numbers. Let’s assume it’s $1 million. That takes you to $3. You’ve got taxes on your ordinary income. Excluding changes in working capital, you’ll consume an incremental probably $1.5 million in ‘06. Am I looking at that correctly?

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N. Wilkin	We believe we’ll be able to fund the $3.5 million out of operating cash flow looking back to our cash flow statement here. Our net cash provided by operating activities was $2 million this year, $3.2 million the year before. We’ve budgeted, as I said, $3.5 million. You’ll notice that even in 2005 we had a bump up in inventory and some other things that have caused our cash flow to vary year-to-year.

What we’ve also found is we’ve budgeted what we think we can spend but we’ve actually always budgeted and planned for a little bit more than we’ve ended up spending. This year our cap ex, although we had budgeted $3 million, ended up being around $2.3 and it wasn’t because of cash constraints, rather it was based on the timing of the improvements. So even though we budget that $3.5 million with the ERP and other plant improvements that we’d like to make, this is sort of the last building year until we start to see that ramp down and that number is based on our rough list of the things we would like to do but we also on a project by project basis go back and evaluate those projects and some of them may be done and some of them may not be done. But at this point we haven’t had a problem from a cash flow constraint.

H. Reichert	Neil, I’m not saying that it would cause any kinds of cash flow constraints. You’ve got excess availability, you’ve got a cash balance. I guess my question is more of a return on invested capital. If you continue to invest, even $1 million, $1.5 million on a $2 million operating profit level, you’re diluting your return on invested capital.

N. Wilkin	That’s true.

H. Reichert	I don’t really focus on return on equity because it’s largely driven by GAAP issues as opposed to cash flow issues. Can you give me a quick, if it’s appropriate, a quick break out of what that $3.5 million entails?

N. Wilkin	I don’t have a detailed list that I could share or that I feel would be appropriate to share. What I can tell you though is, you know Hunter, we purposely sacrificed and incurred some expenses not only on a general operating basis but also in investments we’re making so that longer term we’ll be able to provide higher shareholder returns. And because I really believe and we’ve seen this as our sales have been growing by a small amount which is really not the level that I’d like our sales to be in a longer term. I think they need to be much higher and we’re taking steps we believe that will help us achieve that in the moderate to longer term if more dollars end up dropping down to the bottom line. But the only way that happens is by making those investments. So we’ve really been in a building phase at this point so we can ensure those returns over the longer period.

We could increase shareholder return in the short run but it would damage long term shareholder value in the long run.

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H. Reichert	These capital expenditures, ERP aside, it’s productivity improvements.

N. Wilkin	Well not in some cases it’s that and in some cases it’s improvements to our processes which may not directly improve productivity but improve consistency and improve yields. It’s a number of different things. We’ve added some machinery to add some capabilities that we didn’t have before so we weren’t outsourcing certain, although we really do 99.9% of everything in house, there’s some times some operations would be outsourced and we’ve added some capabilities to allow us to do that in house.

H. Reichert	Fair enough. What do you figure it costs you to be a public company when you combine all the filing requirements, the legal, the accounting work that’s required? You hear a bunch of different numbers thrown out by different companies. I’d just be curious as what your perception is.

N. Wilkin	We’ve never gone through and done a complete analysis of it but I’d say maybe in the neighborhood of $1 million or more a year.

H. Reichert	One last thing. Can you just give me a little color? You talked about your ownership retention program and how that’s aligning sort of the interests of your third party shareholders with the management team. Is that a requirement on behalf of the management team to purchase a certain amount of shares on the open market or is it solely a requirement that they retain the shares that they’re getting within the company plan?

N. Wilkin	It’s actually both although it’ll depend. The management team as a whole has been making purchases in the open market during windows where it was appropriate. What it is, is a guideline as to a multiple of base salary that’s required to be held during their career as well as a retention requirement for shares that are granted under any stock incentive plan.

H. Reichert	Terrific. Thanks, guys.

N. Wilkin	Thank you.

Operator	Thank you. Our next question is a follow up from Kevin Wenck. Please go ahead.

K. Wenck	This is a follow up to that question about cap ex and what it might be being spent on. Can you give us any breakdown as to how much of it could be considered capacity increase, how much of it could be considered maybe productivity improvements, although you said it’s not specifically geared towards productivity improvements but just in general how are you looking at the return on investment from spending the amount of capital that you’re going to spend this year.

N. Wilkin	When we look at an individual project we’ll look at whether or not it’ll allow

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us to provide additional cost savings but also whether it’ll allow us to generate additional sales. So that’s how we look at it on a case by case basis. In some cases it may be targeting, you know just decreasing lead times and increasing customer responsiveness. At other times it may actually you know as I said, be more productivity improvement. And in the case of an ERP system it’s hard to quantify the exact benefit of that but it will provide the sort of information that will allow us to plan our resources better and be much more productive over the longer term.

K. Wenck	How much do you think you had in lost sales this past year from some of the things you’re going to implement this year that you wouldn’t have otherwise had if they’d been previously implemented?

N. Wilkin	I think it’s hard to say that precisely but we did say before at the beginning of the year that we thought our sales would be more in the high single digit, sales growth in the high single digits to low double-digits and we ended up a little over 6%.

K. Wenck	Ok, thanks, Neil.

Operator	Thank you. Management, there are no further questions. I will turn the call back to you for any closing comments you may have.

N. Wilkin	Thank you. I appreciate everyone taking the time to participate in our call today and appreciate you taking the time to answer some good questions and for your interest in Optical Cable. Thank you very much.

Operator	Thank you. Ladies and gentlemen, that does conclude today’s teleconference. If you would like to listen to a replay of today’s conference you may dial 303-590-3000 or 1-800-405-2236 followed by the access code of 11052348 followed by the pound sign. Once again those number are 303-590-3000 or 1-800-405-2236 followed by the access code of 11052348 followed by the pound sign. Once again thank you for your participation in today’s conference and at this time you may disconnect.

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